Exhibit 99.1
                         Form of Consulting Agreement


                             CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT is entered into between USAOneStar.Net, Inc. a Nevada Corporation (the "Company"), and Charles R. Dinkins (the
"Consultant"), effective this 2nd day of July, 2001.

                                 WITNESSETH:

     WHEREAS, the Company desires to retain the services of the Consultant and the Consultant desires to provide services to the Company upon the terms and conditions provided herein.

     NOW, THEREFORE, in consideration of the premise and the covenants hereinafter contained, the parties agree as follows:

     1. Consulting Services. The Consultant agrees to provide consulting services to the Company during the term of this Agreement. The nature of services to be provided include:

        (a) Review and advice concerning the technical design of existing and planned products or services;

        (b) Business development assistance;

        (c) Sales assistance through the development of business models and sales strategy;

        (d) Strategic consulting regarding high level product planning; market development, marketing and intellectual property planning;

        (e) Introductions to strategic partners and other alliance candidates;

        (f) Introductions to prospective customers for the Company's products or services;

        (g) Participation and attendance at meetings with the Company's Board of Directors, management, vendors, customers, strategic partners and advisors, as requested by the Company.

     2. Extent of Services. The Consultant shall personally provide the consulting services described herein. The Company understands that the nature of the services to be provided are part time and that the Consultant will be engaged in other business and consulting activities during the term of this Agreement.

     3. Term. The term of this Agreement shall commence as of the date hereof and shall continue through July 2, 2002, unless sooner terminated as provided herein.

     4. Consideration. In consideration of the execution of this Agreement, and the performance of his obligations hereunder, the Consultant shall receive a fee of 150,000 registered common shares of the Company.

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     5.  Expenses.  The Company shall pay or reimburse the Consultant for all reasonable travel, business and miscellaneous expenses incurred by the Consultant in performing its duties under this Agreement.

     6.  Confidential Information.

         (a) Confidentiality. Except as required in the performance of his duties to the Company, the Consultant shall treat as confidential and shall not, directly or indirectly, use, disseminate, disclose, publish or otherwise make available any Confidential Information (as hereafter defined) or any portion thereof. In furtherance of the foregoing, the Consultant shall be permitted to disclose Confidential Information to those of its employees, managers, members, agents, accountants, attorneys and consultants who reasonably need to know such information in order for the Consultant to reasonably perform its duties hereunder

         (b) Return of Confidential Information. Upon termination of this Agreement, and upon the written request of the Company, all documents, records, notebooks, computer files, tapes and diskettes and similar repositories containing Confidential Information, including copies thereof, then in the Consultant's possession, whether prepared by him or others, shall be promptly destroyed by the Consultant or returned to the Company. If at any time after the termination of this Agreement, the Consultant determines that he has any Confidential Information in his possession or control, he shall immediately destroy or return the same to the Company, including all copies and portions thereof.

         (c) Definition. For purposes of this Agreement, "Confidential Information" means any and all information relating to the Company and labeled or marked "confidential" when disclosed or made available to the Consultant and which is or becomes known by Consultant as a direct or indirect consequence of or through his relationship with the Company and not generally known in the industry in which the Company is or may become engaged. Confidential Information shall not include any information which
             (i) was known by the Consultant prior to receipt of such information by him from the Company, (ii) is independently discovered by the Consultant after the date hereof, (iii) comes or has come within the public domain through no act or failure on the part of the Consultant or (iv) is rightfully obtained by the Consultant after the date hereof from a third party which, to the knowledge of the Consultant, is lawfully in possession of such Confidential Information.

     7. Remedies. The parties acknowledge that the remedies at law for the breach of the agreements and covenants set forth in Section 6 hereof are inadequate and that the Company shall be entitled to preliminary and permanent injunctive relief to the fullest extent available under applicable law enjoining the Consultant from engaging in any conduct constituting a breach of the agreements and covenants contained in Section 6 hereof. Such remedies shall be in addition to, and not in substitution of, any other remedies which the Company may have at law or in

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equity in the event of a breach of threatened breach of any of the foregoing agreements or covenants by the Consultant.

     8. Status. Except as otherwise may be agreed, the Consultant shall at all times be an independent contractor, rather than a co-venturer, agent, employee or representative of the Company.

     9. Notices. Any notice required or desired to be given under this Agreement shall be in writing and shall be deemed given when personally delivered or sent by certified or registered mail or overnight courier to the following addresses, or such other address as to which one party may have notified the other in such manner.

If to the Company:     USAOneStar.Net, Inc.
                       One Executive Blvd. #LL1
                       Owensboro, Ky. 42301
                       Attn:  Kelly Turner

If to the Consultant:  Charles R. Dinkins
                       3835 Viscount, Ste 1
                       Memphis, Tn 38118

     10. Applicable Law. The validity, interpretation and performance of this Agreement shall be controlled by and construed under the laws of the State of Kentucky without regard to its conflict of law provisions.

     11. Severability. In the event of the invalidity or unenforceability of any provision of this Agreement under applicable law, the parties hereto agree that such invalidity or unenforceability shall in no way affect the validity or enforceability of any other provisions of this Agreement.

     12. Waiver of Breach. The waiver by either party of a breach of any provision of this agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such party. No waiver shall be valid unless in writing and signed by each of the Company and the Consultant.

     13. Binding Effect. This Agreement shall be binding upon the parties and their respective personal representatives, successors, and assigns.

     14. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to its subject matter. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.


     IN WITNESS WHEREOF, each of the parties has executed this Agreement on the date first above written.


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                        USAOneStar.Net, Inc.

                            /s/ Kelly Turner
                        By:____________________________________________
                        Its:  Kelly Turner, President


                           /s/ Charles R. Dinkins
                           _____________________________________________
                           Charles R. Dinkins, Consultant